UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 26, 2016

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2016, Patrick Industries, Inc. (the “Company”) issued a press release announcing that effective immediately Jeffrey M. Rodino, Executive Vice President of Sales and Chief Operating Officer, will assume the newly created position of Executive Vice President of Sales and Chief Sales Officer. Kip B. Ellis, Vice President of Market Development, will assume the position of Executive Vice President of Operations and Chief Operating Officer.

Prior to assuming the position of Executive Vice President of Sales and Chief Sales Officer, Mr. Rodino, age 46, was Executive Vice President of Sales and Chief Operating Officer of the Company since March 2013, and Executive Vice President of Sales since December 2011. Prior to that, Mr. Rodino served as Vice President of Sales for the Midwest from August 2009 to December 2011 and was elected an Officer in May 2010. Mr. Rodino also served in a variety of top-level sales and marketing roles after joining Patrick in 2007 and held similar key sales positions during his tenure with Adorn from 2001 until May 2007, when Adorn was acquired by Patrick. Mr. Rodino has over 23 years of experience serving the recreational vehicle, manufactured housing and industrial markets.

Mr. Ellis, age 42, joined the Company in April 2016 as its Vice President of Market Development. Prior to his role at Patrick, Mr. Ellis served in several executive leadership, product development, and sales management positions at Atwood Mobile Products from 2007 to 2015, and most recently, the Dometic Group. Mr. Ellis has over 19 years of experience serving the recreational vehicle, manufactured housing and industrial markets.

Messrs. Rodino and Ellis are not a party to any transaction requiring disclosure under Item 401(d) or Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointments is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)     Exhibit

                         Exhibit 99.1 - Press Release issued September 26, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: September 28, 2016	By:	/s/ Joshua A. Boone
Joshua A. Boone
Vice President – Finance and
Chief Financial Officer